Exhibit 99.1

Lieutenant General (Ret.) Van Antwerp Joins Baker Board of Directors

PITTSBURGH - February 15, 2012

Michael Baker Corporation (NYSE Amex:BKR) announced today that Lieutenant General (Ret.) Robert L. Van Antwerp, Jr., has joined its Board of Directors. Since July 2011, he has been Chief of Infrastructure and Executive Development for the Flippen Group, a Texas-based leadership and organizational development company that specializes in talent assessment and alignment.

Lieutenant General Van Antwerp retired from the U.S. Army in 2011 after 39 years of service and most recently was the Chief of Engineers and Commanding General of the U.S. Army Corps of Engineers (USACE). In this position, he was the senior military officer overseeing a more than $40 billion program including most of the country’s civil works infrastructure and military construction on 250 Army and Air Force installations worldwide. As the USACE Commanding General, he was responsible for over 37,000 employees who provided engineering, project management, construction, and operations and maintenance support in nearly 100 countries around the world.

Born in Benton Harbor, Michigan, Lieutenant General Van Antwerp holds a Bachelor of Science Degree from the United States Military Academy, a Master of Science Degree in Mechanical Engineering from the University of Michigan, and an MBA from Long Island University. He is a registered Professional Engineer.

“We are pleased to welcome Lieutenant General Van Antwerp to our Board,” Richard L. Shaw, chairman of the Board, said. “He possesses a rare blend of exemplary leadership and outstanding engineering knowledge and expertise which we believe will greatly benefit the Board and the Company.”

Michael Baker Corporation (www.mbakercorp.com) provides engineering, design, planning and construction services for its clients’ most complex challenges worldwide. The firm’s primary business areas are architecture, aviation, defense, environmental, geospatial, homeland security, municipal & civil, oil & gas, rail & transit, telecommunications & utilities, transportation, urban development and water. With more than 3,200 employees in nearly 110 offices across the United States, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.

Michael Baker Corporation

Contact: David Higie

E-mail: dhigie@mbakercorp.com